INDEPENDENT AUDITORS' REPORT
To the Policyholders and Board of Directors of Metropolitan Series Fund, Inc.:

In planning and performing our audit of the financial statements of Metropolitan Series Fund, Inc. (the "Fund") (comprising Alger Equity Growth Portfolio, Balanced Portfolio, Capital Guardian U.S. Equity Portfolio, Davis Venture Value Portfolio, FI International Stock Portfolio (formerly Putnam International Stock Portfolio), FI Mid Cap Opportunities Portfolio, FI Structured Equity Portfolio, Franklin Templeton Small Cap Growth Portfolio, Harris Oakmark Focused Value Portfolio, Harris Oakmark Large Cap Value Portfolio, Janus Mid Cap Portfolio, Jennison Growth Portfolio, Lehman
Brothers Aggregate Bond Index Portfolio, Loomis Sayles Small Cap Portfolio, Met/Putnam Voyager Portfolio, MetLife Mid Cap Stock Index Portfolio,
MetLife Stock Index Portfolio, MFS Investors Trust Portfolio, MFS Research Managers Portfolio, MFS Total Return Portfolio, Morgan Stanley EAFE Index Portfolio, Neuberger Berman Partners Mid Cap Value Portfolio, Russell 2000 Index Portfolio, Salomon Brothers Strategic Bond Opportunities Portfolio, Salomon Brothers U.S. Government Portfolio, Scudder Global Equity Portfolio, State Street Research Aggressive Growth Portfolio, State Street Research
Aurora Portfolio, State Street Research Bond Income Portfolio, State Street Research Diversified Portfolio, State Street Research Investment Trust Portfolio, State Street Research Large Cap Value Portfolio, State Street Research Money Market Portfolio, T. Rowe Price Large Cap Growth Portfolio,
T. Rowe Price Small Cap Growth Portfolio, and Zenith Equity Portfolio) (the "Portfolios") for the year ended December 31, 2003 (on which we have issued our report dated February 13, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition. Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management, the Policyholders and Board of Directors of Metropolitan Series Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP



Boston, Massachusetts
February 13, 2004